EXHIBIT 10.1

RELEASE OF CLAIMS AGREEMENT

This RELEASE OF CLAIMS AGREEMENT (the “Agreement”) is executed on June 8, 2023, by and among Mark Murray (the “Releasor”) and Jones Soda Co., a Washington corporation (the “Company”) (Releasor and the Company will be referred to herein individually as a “Party” and collectively as the “Parties”). All capitalized terms used herein and not otherwise defined shall have the meanings given to such term in the Employment Agreement (as defined below).

WITNESSETH

WHEREAS, Releasor is currently employed as the President and CEO of the Company;

WHEREAS, Releasor and the Company are parties to that certain Employment Agreement, entered into on or about May 27, 2022 (the “Employment Agreement”);

WHEREAS, the Employment Agreement contains certain obligations with respect to confidentiality, return of Company property, non-disclosure, non-competition, and non-solicitation that continue to bind Releasor after his employment with the Company is terminated (the “Surviving Covenants”);

WHEREAS, the Parties agree and understand that this Agreement shall not modify or extinguish the Surviving Covenants contained in the Employment Agreement, and Releasor agrees to continue to be bound by same;

WHEREAS, Releasor’s employment with the Company shall terminate on June 23, 2023; and

WHEREAS, the Releasor has made an independent and informed decision that the execution of this Agreement is in his best interest.

NOW, THEREFORE, in consideration of the mutual promises and covenants between the Parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Releasor agrees as follows:

1.    Termination of Employment. The Parties agree that, on June 23, 2023 (the “Termination Date”), Releasor’s employment with the Company will terminate, whereupon all benefits and privileges related to Releasor’s employment with the Company will cease, except as set forth herein; provided, however, the Company agrees to pay to Releasor the Severance Consideration (defined below) in the manner described in Section 6 herein.

2.    Release of Company By Releasor. The Releasor, on behalf of himself and his successors, assigns, heirs, beneficiaries, executors, administrators, creditors, representatives, agents and affiliates (the "Releasing Parties"), in consideration of the promises and covenants set forth herein and in the Employment Agreement, hereby fully, finally and irrevocably releases, acquits and forever discharges the Company and its parents, subsidiaries, affiliates, partners, predecessors, successors, assigns, and any employee benefit plan established or maintained by the foregoing entities, and each and all of their respective past or present officers, directors, equity holders, trustees, representatives, employees, principals, agents, insurers, partners, lenders, attorneys, and other advisors (collectively, the "Released Parties"), forever and unconditionally of and from any and all commitments, actions, debts, sums of money, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses, contracts, covenants, controversies, agreements, promises, judgments and compensation of every kind and nature whatsoever, past, present or future, at law or in equity, whether known or unknown, contingent or otherwise, existing or claimed to exist, which such Releasing Parties, or any of them, had, has or may have had at any time arising from the beginning of time through the date the Releasor signs this Agreement, against the Released Parties, or any of them, relating to or arising out of or from the Releasor's service as an employee, officer and/or director of the Company and the Releasor's termination of employment thereof (the "Claims"), including, but not limited to, Claims for (a) the payment of salary; bonus; employee benefits; lost wages or benefits; any other compensation or benefits; profits interest units or other similar security; compensatory damages; punitive damages; attorneys' fees; equitable relief; or any other form of damages or relief; (b) any discrimination claim based on race, religion, color, national origin, age, sex, sexual orientation or preference, disability, or other protected classification under the federal, state, municipal, or local laws of employment, including those arising under the common law, and any alleged violation of the Age Discrimination and Employment Act of 1967 ("ADEA''), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Civil Rights Act of 1991, Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, the Worker Adjustment and Retraining Notification Act, the Texas Commission on Human Rights Act, the Texas Labor Code, the Texas Whistleblower Act, the Texas Payday Law, all as amended, and any other law; (c) wrongful termination, back pay, future wage loss, injury subject to relief under the Workers' Compensation Act; (d) any other employee or employment related claim, whether in tort, contract or otherwise; and/or (e) any claim for costs, fees or other expenses, including attorneys' fees; provided, however, nothing herein shall be deemed to release the Released Parties or any of them and the term "Claim" shall not include any claims or other rights that either Party may have arising from a breach by the other Party of its obligations set forth in this Agreement. For purposes of clarity, nothing in this Section 2 shall be read to release Releasor of any continuing obligations that may exist under the Employment Agreement, including the Surviving Covenants (as defined below) contained therein.

3.    Representations. Except as set forth on Schedule l attached hereto, the Releasor represents and warrants that Releasor (a) has not filed, and there is not pending with any governmental agency or, any state or federal court, or any other forum, any Claim against any of the Released Parties and (b) is not aware of any facts that could give rise to a Claim against any of the Released Parties.

4.    No Assignment of Claims. The Releasor hereby represents to the Released Parties that such Releasor (a) is the sole owner of the Claims, (b) has not assigned any Claims or possible Claims against any Released Party, (c) fully intends to release all Claims against the Released Parties, including, without limitation, unknown and contingent Claims, (d) has the full right and power to grant, execute, and deliver the full and complete releases, undertakings, and agreements herein contained, and (e) has consulted with counsel with respect to the execution and delivery of this Agreement and has been fully apprised of the consequences hereof.

5.    Covenant Not to Sue – No Interference With Rights. The Releasor covenants and agrees not to institute, or to authorize any person on behalf of the Releasor to institute, any action or proceeding against any of the Released Parties with respect to the released Claims. The Releasor understands that even though he has waived and released the Released Parties from all released Claims, nothing in this Agreement shall be construed to limit Releasor’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local government agency or commission (“Government Agencies”). Further, the Parties agree that this Agreement does not limit Releasor’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Company, although the right to receive money or any other personal relief in any action instituted by or on behalf of Releasor by any other person, entity, or government agency has been waived by this Agreement.

6.    Severance Compensation. In exchange for Releasor’s execution and non-revocation of this Agreement, Releasor’s release of claims herein, the other promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

a.    The Company agrees to pay to Releasor the total sum of $171,346.15 (the equivalent of Releasor’s current base salary from the Termination Date through December 31, 2023), less all lawful withholdings and deductions, payable in substantially equal installments, commencing on the Termination Date and ending on December 31, 2023 (the “Severance Period”), and made in accordance with the Company’s regular and customary payroll practices; with the first such payment being due on the Company’s first regularly scheduled payroll date following the Termination Date in accordance with the Company’s normal payroll practices, provided that Releasor has executed and not revoked this Agreement and, in addition, is in compliance with all terms and conditions of this Agreement, with each subsequent payment being due thereafter on the Company’s regularly scheduled payroll date until paid in full. The severance payment contemplated in this Section 6(a) is intended to qualify for the exception set forth in Section 1.409A-1(b)(9) of the Treasury regulations and shall be interpreted and administered in accordance with this intention.

b.    The Company agrees to continue to provide the Releasor with medical, dental, vision, and mental health care (“Health Benefits”) coverage at the same level of coverage which the Releasor had as of the Termination Date (including coverage for the Releasor’s eligible dependents to the extent such dependents were covered immediately prior to the Termination Date) for the remainder of the Severance Period, provided however that the Company’s obligation to provide Health Benefits during the Severance Period shall end on the Releasor becomes eligible for health insurance or similar benefits coverage under another employer’s group medical, dental, and vision plans, should Releasor become employed prior to December 31, 2023. If Releasor commences employment with a third party that offers group medical, dental, and vision benefits insurance coverage, Releasor must notify the Company as promptly as practicable.

c.    The Company agrees to pay to Releasor a lump-sum bonus payment in the total amount of $50,000, less all lawful withholdings and deductions (the “Final Bonus Payment”). Provided the Releasor has executed and not revoked this Agreement, and is in full compliance with its terms, the Company shall make the Final Bonus Payment on the Termination Date in the ordinary course of the Company’s payroll policy.

d.    With respect to any payments referenced in this Section 6, to the extent Releasor was enrolled in direct deposit as of the Termination Date and Releasor has not specifically requested another method in writing that is approved by the Company, Releasor hereby reauthorizes the Company to deposit the referenced payments to Releasor’s account(s) at the financial institution(s) previously selected.

e.    The consideration referenced in this Section 6 shall be referred to herein as the “Separation Consideration”. Releasor acknowledges that the Separation Consideration does not constitute an “exit incentive or other employment termination program offered to a group or class of employees” within the meaning of federal law. Moreover, Releasor acknowledges that the Separation Consideration set forth in Section 6 represents good and sufficient consideration for the promises set forth in this Agreement, as well as any and all attorneys’ fees, expenses, costs of court and any other unknown fees, costs and/or expenses incurred by Releasor in connection with his departure from the Company. Releasor further acknowledges and agrees that the Separation Consideration set forth in Section 6 represents good and valuable consideration to which Releasor would not otherwise be entitled to receive but for Releasor’s execution and non-revocation of this Agreement, and compliance with all terms hereof.

7.    Continuing Assistance. During the Severance Period, Releasor agrees to do or cause to be done all other things and acts, to execute, deliver, file and perform or cause to be executed, delivered, filed and performed all other instruments, documents and certificates as may be reasonably requested by the Company or are necessary, proper or advisable in order to effect the removal, transition, substitution or modification of Releasor as an officer, agent, affiliate, director, manager or authorized representative of the Company or any other positions that Releasor holds with the Company. In addition, Releasor agrees that, following the Termination Date, he will continue to provide reasonable cooperation to the Company and its respective counsel in connection with any matter that occurred during Releasor’s employment in which Releasor was involved or of which Releasor has knowledge. Releasor further agrees and covenants that, following the Termination Date, he shall, to the extent requested by the Company, cooperate in good faith with the Company to assist the Company in the pursuit or defense of (except if Releasor is adverse with respect to) any claim, administrative charge, or cause of action by or against the Company as to which Releasor, by virtue of his employment with the Company or any other position that Releasor holds that is affiliated with or was held at the request of the Company, has relevant knowledge or information, including by acting as the Company’s representative in any such proceeding and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum. The Company shall reimburse Releasor for his reasonable out-of-pocket expenses incurred in compliance with this Section 7.

8.    Board of Directors. The Parties agree that the Releasor shall continue as a member of the Company’s Board of Directors (“Board”) beyond the Termination Date, provided that as of the Termination Date Releasor shall have no right to receive any financial compensation in exchange for his service and/or participation as a member of the Board. The Company shall reimburse Releasor for his reasonable out-of-pocket expenses incurred in serving as a member of the Board, provided however that the Releasor shall receive no other financial compensation in exchange for his service as a member of the Board from the Termination Date through December 31, 2023. Nothing in this Section 8 shall be read to give the Releasor a right to remain on the Board for any specific period of time and, rather, Releasor may be removed from the Board at the sole and complete discretion of the Company’s Board in the ordinary course of the Board’s operations.

9.    Treatment of Equity Securities. The Parties acknowledge and agrees that, as of the Termination Date:

a.     Releasor has been issued certain restrictive stock units (“RSUs”) of which 600,000 RSUs will remain unvested as of the Termination Date and 600,000 stock options ( the “Stock Options” and, collectively, the RSUs and Stock Options shall be referred to as “Equity Interest”); and

b.    Releasor’s option to exercise his Stock Options shall remain in place until six (6) months following the date Releasor is no longer a member of the Company’s Board and his 600,000 outstanding RSUs shall continue to be subject to the terms of such RSUs as long as Releasor serves on the Company’s Board.

The Equity Interest referred to in this Section 9 constitutes the only equity securities of the Company held by Releasor as of immediately prior to the Termination Date, notwithstanding anything to the contrary set forth in the Employment Agreement or elsewhere.

10.    Remedies. Subject to Section 11, Releasor understands and agrees that if he violates any of the commitments made in this Agreement, the Company may seek to recover the Separation Consideration and the Releasor agrees to pay the reasonable attorney's fees and expenses incurred by the Released Parties in enforcing this Agreement or in defending a released Claim. However, nothing herein shall affect the Company's rights to seek restitution, recoupment or setoff or any other remedy in connection with any challenge related to the validity of the release under ADEA.

11.    ADEA Rights and Revocation Period. In compliance with Releasor's statutorily protected rights under the ADEA, no penalty, condition precedent (including any requirement that the Releasor tender back the Separation Consideration) or other limitation shall be imposed if the Releasor challenges the waiver of rights under Section 2 or covenant not to sue pursuant to Section 5 under the ADEA on the grounds that the waiver or covenant not to sue was not made knowingly and voluntarily. This paragraph shall apply notwithstanding any other provision in the Agreement. Releasor hereby acknowledges that the Company has informed him that he has up to twenty-one (21) days to sign this Agreement and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this Agreement earlier. Releasor also understands that he shall have seven (7) days following the date on which he signs this Agreement within which to revoke it by providing a written notice of his revocation to the Company at the following address: Joe Culp via federal express at 4786 1st Avenue South, Suite 103, Seattle, Washington 98134, or via email at joec@jonessoda.com. If this Agreement is not revoked during that seven (7) day period, it shall become final and binding.

12.    Survival of Pre-Existing Obligations/Non-Disclosure Obligations. Except as otherwise provided herein, the Company and Releasor acknowledge and agree that this Agreement does not amend, modify, restrict, alter or change in any way the terms set forth in any previous agreements between Releasor and the Company or any affiliate or subsidiary of the Company addressing: (i) inventions, (ii) non-disclosure of confidential and proprietary information, (iii) non-competition, (iv) non-solicitation including, and/or (v) return of Company Property including without limitation, Sections 4 and 5 of the Employment Agreement.

13.    Adequacy of Information. The Releasor hereby represents and warrants that he has access to adequate information regarding the scope and effect of the release set forth herein, and all other matters encompassed by this Agreement, to make an informed and knowledgeable decision with regard to entering into this Agreement. The Releasor further represents and warrants that he has not relied upon the Company in deciding to enter into this Agreement and has instead made his own independent analysis and decision to enter into this Agreement.

14.    Termination Not Without Cause or For Good Reason. Releasor acknowledges and agrees that the termination of his employment with the Company is not for “Good Reason” or “Without Cause” (as those term is defined in the Employment Agreement) and, accordingly, that he is not entitled to the Severance Benefits described in Section 3.5 of the Employment Agreement. The Parties agree and understand that Releasor’s only entitlement to severance payments of any kind are set forth in this Agreement.

15.    Releasor Acknowledgments and Affirmations.

a.    Releasor affirms that he has not filed, caused to be filed, or presently is a party to any claim against the Company.

b.    Releasor further affirms that he has been paid and/or has received all compensation, wages, bonuses, commissions, and/or vested benefits that were due Releasor as of such date. Releasor acknowledged that any other compensation, wages, bonuses, commissions, and/or vested benefits due at a later date shall be provided in accordance with the Company’s standard procedures and/or applicable benefit plan documents.

c.    Releasor affirms that he has not been granted any leave to which he was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws. Releasor further affirms that he has no known workplace injuries or occupational diseases.

d.    Releasor also affirms that he has not divulged or disclosed any proprietary or confidential information of the Company other than in connection with the performance of his duties for the Company, and he agrees that he will continue to maintain the confidentiality of such information consistent with Company’s policies, the Employment Agreement, and/or common law.

e.    Releasor affirms that all of the Company’s decisions regarding Releasor’s pay and benefits through the Termination Date were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. Releasor further affirms that he has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud.

16.    Law Governing; Dispute Resolution. This Agreement, and all claims and disputes arising in connection with this Agreement, or the negotiation, breach, termination, performance or validity hereof or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the conflicts of laws principles thereof. Any claim or dispute arising out of or relating to this Agreement, or the negotiation, breach, termination, performance or validity hereof or the transactions contemplated hereby, shall be brought in the state or federal courts of Dallas, Texas. Releasor hereby waives any and all objections to jurisdiction or venue for any dispute arising out of or related to this Agreement.

17.    Interpretation. Each Party has been represented by counsel in connection with this Agreement and each provision of this Agreement shall be interpreted and construed as if it were equally and jointly drafted by the Parties.

18.    Severability. Subject to Section 11 hereof, if any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, the Company may elect to enforce the remainder of the Agreement or cancel it and seek to recover any consideration paid to Releasor if Releasor has violated this Agreement.

19.    Counterparts and Fax Signatures. This Agreement may be executed in two or more counterparts (including by means of fax or electronically transmitted portable document format (PDF) signature pages), each of which shall be deemed to be an original, but all of which together shall constitute and be one and the same instrument; provided, that fax or electronically transmitted signatures of this Agreement shall be deemed to be originals. Counterpart signatures need not be on the same page.

20.    Entire Agreement. This Agreement and those surviving provisions of the Employment Agreement contain the entire understanding and agreement between and among the Parties with respect to the subject matter hereof.

21.    Knowing and Voluntary Agreement. Releasor acknowledges and agrees that (i) after he received a copy of this Agreement in writing, he was granted a reasonable time to consider the terms of this Agreement; (ii) Releasor has personally read this Agreement; (iii) Releasor fully understands its contents; and (iv) Releasor enters into this Agreement knowingly, voluntarily, and after any consultations with his attorney or other advisor, as Releasor deems appropriate.

RELEASOR FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST THE RELEASED PARTIES.

IN WITNESS WHEREOF, the parties hereto have made and entered into this Release of Claims Agreement the date first hereinabove set forth.

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COMPANY:

JONES SODA CO.

By:/s/ Joe Culp

Name:         Joe Culp

Title: Director of Finance and Interim Chief Financial Officer

RELEASOR:

MARK MURRAY

/s/ Mark Murray

Mark Murray

Schedule 1